Exhibit 99.1

ARIAD And MolecularMD Announce Collaboration for a Companion Diagnostic Test for The T315I BCR-ABL Mutation in Patients With CML

CAMBRIDGE, Mass. & PORTLAND, Ore.--(BUSINESS WIRE)--March 28, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) and MolecularMD Corporation today announced an exclusive collaboration agreement in which MolecularMD will develop and commercialize a companion diagnostic test to identify the T315I mutation of the BCR-ABL gene in patients with chronic myeloid leukemia (CML) and Philadelphia positive (Ph+) acute lymphoblastic leukemia (ALL).

ARIAD is advancing its investigational, pan-BCR-ABL inhibitor, ponatinib, in the pivotal PACE trial of patients with resistant or intolerant CML and Ph+ ALL, or those with the T315I mutation. MolecularMD has performed BCR-ABL mutation testing with its standardized and validated sequencing test in patients enrolled in ARIAD’s earlier Phase 1 trial of ponatinib and now is conducting similar testing prior to patient treatment in the PACE trial.

As part of this collaboration agreement, MolecularMD will further optimize its currently available sequencing test and will file a Premarket Approval Application (PMA) with the U.S. Food and Drug Administration to support commercialization of the diagnostic test. The companies expect MolecularMD to submit the PMA at approximately the same time as ARIAD files its New Drug Application (NDA) for ponatinib in 2012. MolecularMD will also seek a CE Mark for a companion diagnostic test kit in Europe. Once approved, MolecularMD will have responsibility for commercializing the T315I diagnostic test.

MolecularMD’s expertise in BCR-ABL mutation testing stems, in part, from the pioneering research and intellectual property of its scientific founder, Dr. Brian Druker, director of the Oregon Health & Science University (OHSU) Knight Cancer Institute, Howard Hughes Medical Institute Investigator, and JELD-WEN Chair of Leukemia Research at OHSU. Dr. Druker also has been a long-standing scientific and medical collaborator of ARIAD in the development of ponatinib.

“We believe that MolecularMD has more experience with T315I mutation assays than any other laboratory in the world,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “We are pleased to extend our highly productive collaboration with MolecularMD and look forward to working together on the development of a commercial test for the detection of the T315I mutation.”

“MolecularMD was founded with the goal of offering clinically relevant molecular testing in the age of targeted cancer therapies,” commented Stephane Wong, Ph.D., M.B.A., chief scientific officer of MolecularMD. “We have been working with ARIAD throughout ponatinib’s clinical development and share in the excitement over the drug’s activity in resistant and intolerant CML patients and those with the T315I mutation for whom current therapies are ineffective. We are pleased to be advancing our partnership with ARIAD, and we look forward to commercializing our T315I test as a companion diagnostic to ponatinib.”

Under terms of the collaboration agreement, ARIAD will reimburse MolecularMD for predefined expenses for the development of the T315I diagnostic test. ARIAD will also pay MolecularMD milestones for achievement of key development and regulatory activities. The MolecularMD companion diagnostic test is being developed to identify CML and Ph+ ALL patients who have the T315I mutation. A companion diagnostic test is not necessary to support the broader potential use of ponatinib in patients who are resistant or intolerant to the current second-generation BCR-ABL inhibitors, as being studied in the PACE trial. Many mutations in addition to T315I account for resistance to currently marketed BCR-ABL inhibitors.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD's product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit www.ariad.com.

About MolecularMD

MolecularMD Corporation develops and commercializes specialty molecular diagnostics for oncology applications. Its tests are designed to allow appropriate selection, monitoring and management of patients treated with molecularly targeted cancer therapies. MolecularMD’s assays incorporate both gold-standard and innovative technologies to provide highly sensitive, standardized, reliable results that support clinical development, regulatory approval, and commercialization of novel anticancer agents. A private company based in Portland, Oregon, MolecularMD was founded by Brian Druker, director of the Knight Cancer Center at Oregon Health & Science University, and Sheridan G. Snyder, entrepreneur and founder of Genzyme Corporation and Upstate Biotechnology.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the potential marketing approval and commercialization of ponatinib in patients with chronic myeloid leukemia and the potential marketing approval and commercialization of a companion diagnostic test to identify the T315I mutation of the BCR-ABL gene. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the potential that ponatinib may not be granted regulatory approval for any indication in any country, and other factors detailed in ARIAD’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. ARIAD does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in ARIAD’s expectations, except as required by law.

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CONTACT:
ARIAD
Maria E. Cantor, 617/621-2208
or
MolecularMD
Katherine Clock, 877/459-4979 x102